N e w s R e l e a s e QUICKSILVER RESOURCES INC. 801 Cherry Street Fort Worth, TX 76102 www.qrinc.com

Quicksilver Resources Announces 2012 Capital Spending Program
of $370 Million

FORT WORTH, TEXAS (January 31, 2012) – Quicksilver Resources Inc. (NYSE: KWK) announced today that it intends to spend approximately $370 million in 2012 for drilling and completion and related oil and gas activities. This projected spending includes approximately $302 million for drilling and completion activities, $46 million for gathering and $22 million for leasehold. On a project basis, approximately $108 million is anticipated to be spent in the Fort Worth Basin, predominately in the liquids-rich southern acreage, $180 million in Canada and $82 million in emerging oil plays in the Sandwash Basin in Colorado and the Permian/Delaware basins in West Texas. These figures do not include approximately $40 million of overhead and interest expense that may be ordinarily capitalized, and corporate and administrative capital.

“Quicksilver’s 2012 operating budget is primarily directed to advance our new projects to the development stage, two of which are dedicated to oil,” said Glenn Darden, Chief Executive Officer. “Much like the last two years, the company plans to match the operating budget to cash flows supplemented by anticipated sales of certain assets or joint venture partner interests.”

In the Fort Worth Basin, the company expects to operate two rigs in the first quarter, with a scale down to one rig for the remainder of the year, resulting in the drilling of approximately 25 gross (20 net) wells.  The company also anticipates completing approximately 36 gross (31 net) additional wells from its inventory of drilled but uncompleted wells. Drilling and completion activity in the Fort Worth Basin will be concentrated in the high-margin, liquids-rich southern acreage. Drilling activity in the Horn River Basin is expected at a level to meet land requirements and commitments under transportation and processing agreements to third parties and to the newly-formed partnership with KKR.

In the Sandwash Basin, the company plans to drill and complete up to seven horizontal wells to confirm encouraging results from its initial wells in the Niobrara and Lower Mancos formations. One rig is expected to be deployed to West Texas in the second quarter to commence a drilling program in the Wolfpack prospect.

Production volumes for 2012 are projected to be essentially flat to 2011. Average daily production volumes are expected to consist of approximately 80% natural gas and 20% natural gas liquids and crude oil. For 2012, the company has approximately 56% of its equivalent production hedged at a price of $6.16 per Mcfe.

As previously disclosed, the company is pursuing strategic joint ventures in 2012 for its Horn River Basin and West Texas projects. Earlier this month, the company retained advisors and initiated a formal process to bring a strategic partner to each project.

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About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales, coal beds and tight sands in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas; Steamboat Springs, Colorado and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver’s management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver’s financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, NGL and oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGLs and oil reserves and predicting natural gas, NGL and  oil reservoir performance; effects of hedging natural gas, NGLs and oil prices; fluctuations in the value of certain of Quicksilver’s assets and liabilities; competitive conditions in Quicksilver’s industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond Quicksilver’s control; failure or delays in completing Quicksilver’s proposed master limited partnership financings for certain of its Barnett Shale assets; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing or future litigation; as well as other factors disclosed in Quicksilver’s filings with the U.S. Securities and Exchange Commission.  The forward-looking statements included in this news release are made only as of the date of this news release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

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Investor & Media Contact:
John Hinton
(817) 665-4990

KWK 12-01
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